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                                  EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Res-Care, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Res-Care, Inc. of our report dated February 24, 2004, except as to Note 16, which is as of March 10, 2004, with respect to the consolidated balance sheets of Res-Care, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003 annual report on Form 10-K of Res-Care, Inc. Our report refers to changes in the method of accounting in 2002 for goodwill and other intangible assets.

                                            /s/ KPMG LLP




Louisville, Kentucky
June 29, 2004